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                                                                    EXHIBIT 3.5

                          CERTIFICATE OF INCORPORATION

                                       OF

                              HEDDLE CAPITAL CORP.

      FIRST:      The name of the corporation is Heddle Capital Corp. (the
"Corporation").

      SECOND:     The registered office of the Corporation in the State of
Delaware is located at 900 North Market Street, Suite 200, Wilmington, County of New Castle, Delaware 19801. The registered agent of the Corporation at that address is Griffin Corporate Services, Inc.

      THIRD:      The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware; provided that the Corporation's activities shall be confined to the maintenance and management of its intangible investments and the collection and distribution of the income from such investments or from tangible property physically located outside Delaware, all as defined in, and in such manner to qualify for exemption from income taxation under, Section 1902(b)(8) of Title 30 of the Delaware Code, or under the corresponding provision of any subsequent law.

      FOURTH:     The Corporation shall have authority to issue 1000 shares of common stock, having a par value of $.01 per share.

      FIFTH:      The Corporation shall indemnify directors and officers of the
Corporation to the fullest extent permitted by law.

      SIXTH:      The directors of the Corporation shall incur no personal
liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, provided, however, that the directors of the Corporation shall continue to be subject to liability (i)


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for any breach of their duty of loyalty to the Corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the directors derived any improper personal benefit. In discharging the duties of their respective positions, the board of directors, committees of the board, individual directors and individual officers may, in considering the best interest of the Corporation, consider the effects of any action upon employees, suppliers and customers of the Corporation, communities in which officers or other establishments of the Corporation are located, and all other pertinent factors. In addition, the personal liability of directors shall further be limited or eliminated to the fullest extent permitted by any future amendments to Delaware law.

     SEVENTH:     The business and affairs of the Corporation shall be managed by or under the direction of the board of directors, the number of members of which shall be set forth in the by-laws of the Corporation. The directors need not be elected by ballot unless required by the by-laws of the Corporation.

      EIGHTH:     Meetings of the stockholders will be held within the State of
Delaware. The books of the Corporation will be kept (subject to the provisions contained in the General Corporation Law) in the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the Corporation.

      NINTH:      In the furtherance and not in limitation of the objects,
purposes and powers prescribed herein and conferred by the laws of the State of Delaware, the board of directors is expressly authorized to make, amend and repeal the by-laws.


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      TENTH:      The Corporation reserves the right to amend or repeal any
provision contained in this Certificate of Incorporation in the manner now or hereinafter prescribed by the laws of the Sate of Delaware. All rights herein conferred are granted subject to the reservation.

      ELEVENTH:   The Corporation shall have no power and may not be authorized by its stockholders or directors (i) to perform or omit to do any act that would cause the Corporation to lose its status as a corporation exempt from the Delaware Corporation Income Tax under Section 1902(b)(8) of Title 30 of the Delaware Code, or under the corresponding provision of any subsequent law, or
(ii) to conduct any activities outside of Delaware which could result in the Corporation being subject to tax outside of Delaware.

      TWELFTH:    The name and mailing address of the Incorporation is Joan L.
Dobrzyski, 900 North Market Street, Wilmington, Delaware 19801.

      THIRTEENTH: The powers of the Incorporation shall terminate upon election of directors.

      I, THE UNDERSIGNED, being the incorporator hereinbefore named for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this ____ day of _____________, 199__.

                                              -----------------------------
                                                             , Incorporator



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